Exhibit 99.1


Press Release                      Source: Online Vacation Center Holdings Corp.

Online Vacation Center Holdings Corp. Acquires Dunhill Vacations, Inc.

Monday January 8, 8:30 am ET

PLANTATION, Fla.--(BUSINESS WIRE)--Online Vacation Center Holdings Corp. (OTC
BB: ONVC - News), an aggregator of diversified vacation sellers, today announced that it has acquired Dunhill Vacations, Inc. Based in Fort Lauderdale, Florida, Dunhill Vacations publishes the leading vacation values newsletter Dunhill's Vacation News. The acquisition was effective January 5, 2007.

Online Vacation Center Holdings purchased Dunhill Vacations, Inc. for a combination of cash and Online Vacation Center Holdings common stock. The acquisition is expected to be accretive to earnings in 2007.

"Dunhill Vacations significantly expands our customer base through the addition of their database of approximately one million e-mail addresses," said Ed Rudner, Chief Executive Officer of Online Vacation Center Holdings Corp. "It also further expands our reach in the travel publishing business. Their e-mail based vacation newsletter Dunhill's Vacation News represents a valuable tool in the marketing effort of vacation suppliers and agents. As a result, as we leverage Online Vacation Center's e-mail marketing expertise and the advertiser base of Phoenix International Publishing, which we acquired in 2006, we expect advertising revenue from electronic publishing to become a greater portion of our revenue mix."

Dunhill Vacations, Inc. is a leading provider of vacation values through their newsletter Dunhill's Vacation News. For more information visit:
www.dunhillvacations.com.

Alpharetta, Georgia based Innovative Travel Acquisitions facilitated the transaction.

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp., based in Plantation, Florida, is focused on building a network of diversified vacation sellers with a range of products that can be cross-sold to an extensive customer base. Target businesses will be financially and technologically sound and provide a high degree of personalized service to help customers research, plan and purchase a vacation. The Company, today one of the country's largest cruise retailers, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

ONVC-F

Certain statements in this press release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in the company's filings with the Securities and Exchange Commission.

Contact:
Online Vacation Center Holding Corp.
Edward B. Rudner, 954-377-6400
or
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com